Exhibit 10.2

EXECUTION COPY

DATED JUNE 21, 2004

KULICKE & SOFFA (S.E.A.) PTE. LTD.

(Registration No. 199503535R)

as Borrower

NATEXIS BANQUES POPULAIRES, SINGAPORE BRANCH

as Issuing Bank

NATEXIS BANQUES POPULAIRES, SINGAPORE BRANCH

and

ARAB BANK plc, SINGAPORE BRANCH

as Initial Lenders

NATEXIS BANQUES POPULAIRES, SINGAPORE BRANCH

as Facility Agent

NATEXIS BANQUES POPULAIRES, SINGAPORE BRANCH

as Security Agent

GUARANTEE ISSUANCE FACILITY AGREEMENT

US$17,000,000

BAKER & McKENZIE.WONG & LEOW

1 Temasek Avenue #27-01

Millenia Tower

Singapore 039192

Telephone: (65) 6338 1888

Facsimile: (65) 6337 5100

THIS AGREEMENT is made on the 21 day of June 2004

BETWEEN:

(1) KULICKE & SOFFA (S.E.A.) PTE. LTD., a company incorporated in Singapore (Registration No. 199503535R) whose registered office is at 6 Serangoon North Avenue 5, #03-16, Singapore 554910 as borrower (the “Borrower”);

(2) NATEXIS BANQUES POPULAIRES, SINGAPORE BRANCH as issuing bank (in such capacity, the “Issuing Bank”);

(3) NATEXIS BANQUES POPULAIRES, SINGAPORE BRANCH and ARAB BANK plc, SINGAPORE BRANCH whose addresses are set out in Schedule 1 (each an “Initial Lender” and collectively, the “Initial Lenders”);

(4) NATEXIS BANQUES POPULAIRES, SINGAPORE BRANCH as facility agent acting for and on behalf of the Finance Parties (in such capacity, the “Facility Agent”); and

(5) NATEXIS BANQUES POPULAIRES, SINGAPORE BRANCH as security agent and trustee acting for and on behalf of the Finance Parties (in such capacity, the “Security Agent”).

IT IS AGREED as follows:

1. Interpretation

1.1 Definitions. In this Agreement, unless the context requires otherwise:

“Acceptance Date” means 15 March 2004.

“ACRA” means the Accounting Corporate Regulatory Authority of Singapore (formerly known as the Registry of Companies and Businesses of Singapore).

“AFW” means American Fine Wire Limited, a corporation established under the laws of the Cayman Islands acting through its Singapore Branch at 5002 Ang Mo Kio Avenue 5, #04-05, Techplace II Singapore 569871.

“AFW Debenture” means the charge dated 31 December 1992 (registered as Charge No. 9300051) and executed by AFW in favour of Rothschild pursuant to which AFW had charged and assigned certain of its existing and future assets in favour of Rothschild to secure all the obligations expressed to be secured therein and upon the terms and conditions set out therein.

“AFW Further Debenture” means the charge dated 2 October 1995 (registered as Charge No. 9506220) and executed by AFW in favour of Rothschild pursuant to which AFW had charged and assigned certain of its existing and future assets in favour of Rothschild to secure all the obligations expressed to be secured therein and upon the terms and conditions set out therein.

“AFW Payables Amount” means the purchase consideration of S$48,420,000 due and payable by the Borrower to AFW under the AFW Purchase Agreement.

“AFW Purchase Agreement” means the sale and purchase agreement dated 21 June 2004 and made between AFW and the Borrower under which AFW has agreed to sell to the Borrower, and the Borrower has agreed to purchase from AFW, the business of AFW carried on in Singapore through its Singapore registered branch, including the business of AFW carried on under AFW’s name and under the business name, “K&S Packaging Materials”, upon the terms and conditions set out therein.

“Availability Period” means the period commencing on the date of this Agreement and ending on the earlier of (a) the date twenty-four (24) months after the date of this Agreement and (b) the date on which the Facility is fully utilized or terminated under the provisions of this Agreement.

“Beneficiary” means AGR Matthey (ABN 33 824 096 614), being a partnership between WA Mint (ABN 44 590 221 751) (The Perth Mint), Australian Gold Alliance Pty Ltd (ABN 67 095 743 703) and Johnson Matthey (Aust) Ltd (ABN 62 004 146 838), of Horrie Miller Drive, Newburn, Western Australia.

“Business Day” means a day (excluding Saturday) on which banks are open for business in Singapore and, if on that day a payment is to be made under this Agreement, in New York City.

“Charged Accounts” means collectively, all the Dollar and Singapore Dollar denominated accounts of the Borrower and/or K&S Packaging Materials (as the case may be) with the Facility Agent more particularly described in Schedule 3 into which the proceeds of the getting in or realisation of the Receivables (as such term is defined in the Debenture) are to be paid from time to time and all additions to or renewals or replacements thereof (in whatever currency) and:

(i) all sums now or in future deposited thereto;

(ii) all interest or other sums which may accrue from time to time thereon; and

(iii) all rights of the Borrower and/or K&S Packaging Materials to repayment of any of the foregoing by the Facility Agent.

“Commitment” means, in relation to each Initial Lender, the principal amount set opposite the Initial Lender’s name in Schedule 1 and, in relation to each New Lender, the amount indicated as its Commitment in the Facility in the relevant assignment document, in each case as reduced by its Participation in the Guarantee(s) issued from time to time, an assignment and/or transfer made by it pursuant to Clause 19.3 (Assignment and Transfer by Lender) or otherwise in accordance with this Agreement, being the maximum amount from time to time which that Lender is committed to make available under the Facility.

“Contingent Liability” means, at any relevant time, the aggregate amount payable or which may become payable under any outstanding Guarantee.

“Debenture” means the debenture incorporating a fixed and floating charge and assignment of insurances executed or to be executed by the Borrower in favour of the Security Agent over all of Borrower’s existing and future assets, and which shall be in form and substance satisfactory to the Security Agent.

“Dollars” and “US$” mean the lawful currency for the time being of the United States of America.

“Encumbrance” means:

(a) any mortgage, charge, pledge, lien, encumbrance, hypothecation or other security interest or security arrangement of any kind;

(b) any arrangement whereby any rights are subordinated to any rights of any third party; and

(c) any contractual right of set-off; and

(d) the interest of a vendor or lessor under any conditional sale agreement, lease, hire purchase agreement or other title retention arrangement other than an interest in a lease or hire purchase agreement which arose in the ordinary course of business.

“Event of Default” means any event or circumstance specified as such in Clause 12 (Events of Default).

“Facility” means the guarantee facility to be made available under this Agreement.

“Final Expiry Date” means the date falling twenty-four (24) months after the date of the issue of the first Guarantee.

“Finance Documents” means this Agreement, any Security Document and any other document designated as such by the Facility Agent and the Borrower and “Finance Document” means any one of them.

“Finance Parties” means the Facility Agent, the Security Agent, the Issuing Bank and the Lenders and “Finance Party” means any one of them.

“Gold” means any gold metals in any physical form (including without limitation, in the form of granule, scrap, bar or wire).

“Gold Inventories” means all Gold and products and other materials (whether in completed form, semi-completed form or otherwise) derived or manufactured from Gold or have a gold content now or at any time hereafter belonging to the Borrower and whether located at the Borrower’s premises or elsewhere (including without limitation, work-in-progress, finished goods, semi-finished goods, inventories and raw materials).

“Gold PM Fix” means the Gold price in Dollars as determined by the London Bullion Market Association Fixing Members at 3 pm (London time) daily and displayed as such on Reuters.

“Group” means the Borrower and its Subsidiaries for the time being.

“Guarantee” means a guarantee issued or to be issued by the Issuing Bank in respect of the obligations of the Borrower under the SBFMA.

“Guarantee Period” means the period commencing on the date of the issue of the first Guarantee and ending on the date twenty-four (24) months after such date.

“Guarantee Request” means an issue request in the form set out in Appendix 1.

“K&S Packaging Materials” means K&S Packaging Materials (Registration No. 52868080C) of 5002 Ang Mo Kio Avenue 5, #04-05, Techplace II, Singapore 569871, a sole proprietorship of which the Borrower is the sole proprietor.

“Lenders” means:

(a) the Initial Lenders; and

(b) each New Lender,

provided that, if a Lender does not have either a Commitment or a Participation in the Loan, it shall cease to be a Lender for the purposes of any provision of this Agreement which might otherwise require any person to consult or obtain a consent from or comply with an instruction of that Lender.

“Lending Office” means:

(a) in relation to the Initial Lenders, their respective offices at the addresses specified in Schedule 1; and

(b) in relation to any New Lender, its office at the address specified in the relevant assignment document and notified to the Facility Agent,

or such other offices as the relevant Lender may later select pursuant to Clause 19.6 (Lending Offices).

“Majority Lenders” means:

(i) at any time prior to any effective assignment being made by any of the Initial Lenders pursuant to Clause 19.3 (Assignment and Transfer by Lender), the Initial Lenders; and

(ii) at any time after an effective assignment has been made by any of the Initial Lenders pursuant to Clause 19.3 (Assignment and Transfer by Lender), the Lenders whose aggregate Commitments exceed sixty-six and two-thirds per cent (66 2/3%) of all the Commitments.

“Market Value” of any Gold on any day means the price per Troy Ounce of Gold in Dollars as determined by the latest Gold PM Fix prior to that day.

“Material Adverse Effect” means, in the opinion of the Majority Lenders, a material adverse effect on:

(a) the ability of the Borrower to perform its obligations under any of the Finance Documents;

(b) the business, operations, assets, financial or other condition or prospects of the Group taken as a whole; or

(c) the validity or enforceability of any Finance Document, the value of any security under any Security Document or the rights or remedies of any Finance Party under the Finance Documents.

“New Lender” means any assignee lender (other than an Initial Lender) (as defined in Clause 19.3 (Assignment and Transfer by Lender) to which an effective assignment and/or transfer has been made pursuant to Clause 19.3 (Assignment and Transfer by Lender).

“Participation” means in relation to each Lender, in respect of any amount owing to the Lenders hereunder, the proportion of such amount which is owing to that Lender or, in respect of any amount payable by the Lenders to the Issuing Bank in respect of any Guarantee, the proportion of that sum which is to be paid by that Lender and “Participation in the Facility” shall be construed accordingly.

“Potential Event of Default” means any event or circumstance which with the giving of notice, the passage of time, any determination of materiality or the satisfaction of any applicable condition (or any combination of them) would reasonably be expected to become an Event of Default.

“Rothschild” means NM Rothschild & Sons (Australia) Limited (ABN 32 008 458 366), a corporation established under the laws of Australia, with its registered office at Level 16, 1 0’Connell Street, Sydney, NSW 2000.

“Rothschild Charge” means the charge dated 28 November 2002 (registered as Charge No. 200205559 with ACRA) and executed by the Borrower in favor of Rothschild pursuant to which the Borrower had charged and assigned certain of its existing and future assets in favor of Rothschild to secure all the obligations expressed to be secured therein and upon the terms and conditions set out therein.

“SBFMA” means the Sale and Buyback of Fine Metal Agreement dated 21 June 2004 and entered into between the Beneficiary and the Borrower relating to the supply of Gold by the Beneficiary to the Borrower to support the Borrower’s production of gold bonding wire.

“Security Documents” means the Debenture and any other document executed from time to time by whatever person as a further guarantee of or security for all or any part of the Borrower’s obligations under this Agreement.

“Singapore Dollars” and “S$” mean the lawful currency of Singapore.

“Subsidiary” in relation to any company means any other company or other entity directly or indirectly under the control of the first-mentioned company; for this purpose “control” means ownership of more than fifty per cent (50%) of the voting share capital or equivalent right of ownership of such company or entity, or power to direct its policies and management whether by contract or otherwise and “Holding Company” in relation to any company means the company of which such last-mentioned company is a Subsidiary.

“Troy Ounce” or “Toz” means 31.1035 grams.

“Trust Property” means the undertaking of the Borrower contained in Clause 15.3 (Covenant to Pay) and all or any part of the assets, rights, interests and benefits which may now or at any time in the future be mortgaged, charged, assigned or granted or the subject of an Encumbrance in favour of the Security Agent pursuant to this Agreement or any Security Document and, for the avoidance of doubt, the proceeds of any of the foregoing.

“Ultimate Holding Company” means Kulicke & Soffa Industries, Inc. of 2101 Blair Mill Road, Willow Grove PA 19090.

1.2 Construction. In this Agreement, unless the context requires otherwise, any reference to:

an “authorization” includes any approvals, consents, licenses, permits, franchises, permissions, registrations, resolutions, directions, declarations and exemptions;

an Event of Default or Potential Event of Default which is “continuing” means an Event of Default or Potential Event of Default which has not been remedied or waived;

“including” or “includes” means including or includes without limitation;

“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

“law” and/or “regulation” includes any constitutional provisions, treaties, conventions, statutes, acts, laws, decrees, ordinances, subsidiary and subordinate legislation, orders, rules and regulations having the force of law and rules of civil and common law and equity;

an “order” includes any judgment, injunction, decree, determination or award of any court, arbitration or administrative tribunal;

a “person” includes any individual, company, body corporate or unincorporate or other juridical person, partnership, firm, joint venture or trust or any federation, state or subdivision thereof or any government or agency of any thereof; and

“tax” includes any tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority and includes any interest, penalty or other charge payable or claimed in respect thereof and “taxation” shall be construed accordingly.

1.3 Successors and Assigns. The expressions “Issuing Bank”, “Borrower”, “Lenders”, “Facility Agent”, “Security Agent” and “Finance Party” shall, where the context permits, include their respective successors and permitted assigns and any persons deriving title under them.

Where the context permits, references to the “Facility Agent” include the person acting as Facility Agent in its capacity as Security Agent.

1.4 Miscellaneous. In this Agreement, unless the context requires otherwise, references to provisions of any law or regulation shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time; words importing the singular include the plural and vice versa and words importing a gender include every gender; references to this Agreement or any other Finance Document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time; unless otherwise stated, references to Clauses, Schedules and Appendices are to clauses of and schedules and appendices to this Agreement and references to this Agreement include its Schedules and Appendices. Clause headings are inserted for reference only and shall be ignored in construing this Agreement.

1.5 Third Party Rights. The Contracts (Rights of Third Parties) Act (Chapter 53B) shall not apply to this Agreement and, unless expressly provided to the contrary in this Agreement, no person not party to this Agreement shall have or acquire any right to enforce any term of it pursuant to that Act. This Clause 1.5 shall not affect any right or remedy of any third party which exists or is available otherwise than by reason of that Act and shall prevail over any other provision of this Agreement which is inconsistent with it.

2. The Facility

2.1 Amount and Participations. Subject to the provisions of this Agreement:

(a) the aggregate principal amount of the Facility available to the Borrower is the lesser of:

(i) US$17,000,000; and

(ii) that amount which is equivalent to one hundred and eleven percent (111%) of the value of Gold supplied by the Beneficiary to the Borrower under the SBFMA, calculated in accordance with the terms of the SBFMA;

(b) each Lender will participate in the Facility in the proportion which its Commitment bears to the aggregate Commitments of all the Lenders.

2.2 Purpose. The Guarantee(s) issued under this Facility to the Beneficiary shall be for the purpose of guaranteeing the obligations of the Borrower to the Beneficiary under the SBFMA.

2.3 Finance Parties’ Several Liability. The rights and obligations of the Finance Parties hereunder are several and accordingly:

(a)	the amount at any time outstanding hereunder to each Finance Party by the Borrower shall be a separate and independent debt and each Finance Party shall be entitled to protect and enforce its respective rights arising out of this Agreement;

(b)	the failure of any Finance Party to perform its obligations hereunder shall not relieve any other Finance Party or the Borrower of any of its respective obligations, nor shall any Finance Party be responsible for the obligations of any other Finance Party.

3. Conditions Precedent

3.1 Conditions. The Lenders shall not be obliged to procure the issue of any Guarantee, and the Issuing Bank shall not be obliged to issue any Guarantee, unless and until the Facility Agent shall have received:

Guarantee Issuance Facility Agreement

(a) this Agreement duly executed by all the parties;

Corporate Documents

(b) in relation to the Borrower, certified true copies of:

(i) its certificate of incorporation and memorandum and articles of association;

(ii) a list of its directors;

(iii) a list of its shareholders and their respective shareholdings;

(iv) resolutions of its board of directors approving the terms of this Agreement and the Security Documents and authorizing a person or persons to execute this Agreement, the relevant Security Documents, the Guarantee Request and any other notices or documents required in connection herewith or therewith, and the specimen signature(s) of such person(s);

Security Documents

(c) the Debenture duly executed by the Borrower including all other documents required pursuant thereto;

Charged Accounts

(d) evidence that the Charged Accounts have been opened by the Borrower with the Facility Agent;

Rothschild Charge

(e) a certified true copy of the deed of release and discharge satisfactory to the Lenders duly executed by the Borrower and Rothschild in respect of the Rothschild Charge; and

(f) a letter of undertaking from the Borrower addressed to the Facility Agent that the Borrower will, within five (5) Business Days (or such other period as may be agreed by the Facility Agent) from the date of the deed of release and discharge referred to in paragraph (e) above, file such deed of release and discharge with ACRA to notify ACRA of the release and discharge in full of the Rothschild Charge;

AFW Debenture and AFW Further Debenture

(g) a certified true copy of the deed of release and discharge satisfactory to the Lenders duly executed by AFW and Rothschild in respect of the AFW Debenture and AFW Further Debenture; and

(h) a letter of undertaking from AFW addressed to the Facility Agent that AFW will, within five (5) Business Days (or such other period as may be agreed by the Facility Agent) from the date of the deed of release and discharge referred to in paragraph (g) above, file such deed of release and discharge with ACRA to notify ACRA of the release and discharge in full of the AFW Debenture and the AFW Further Debenture;

AFW Purchase Agreement

(i) a certified true copy of the AFW Purchase Agreement duly executed by AFW and the Borrower;

(j) a certified true copy of the resolutions of the board of directors of the Borrower approving the terms of the AFW Purchase Agreement and the execution by the Borrower of the AFW Purchase Agreement;

(k) certified true copies of :

(i) the resolution of the board of directors of the Borrower convening an Extra-Ordinary General Meeting of the Borrower (the “EGM”) to approve the increase in the authorized share capital of the Borrower (and where relevant, to confer power on the directors to allot new shares);

(ii) the Notice of the EGM;

(iii) the Agreement to Shorter Notice by K&S Interconnect, Inc., the sole shareholder of the Borrower;

(iv) the Minutes by the Representative of Holding Company relating to proceedings of subsidiary company;

(v) the Certificate of Appointment of the corporate representative of K&S Interconnect, Inc.;

(vi) the share application form for 48,420,000 number of shares in the Borrower duly executed by AFW; and

(vii) the resolution of the board of directors of the Borrower approving the allotment of shares (the “New Shares”) to AFW;

(l) a letter of confirmation from the Borrower that the New Shares are allotted to AFW as consideration under the AFW Purchase Agreement and that the New Shares are allotted as fully paid up shares;

(m) a letter of undertaking from the Borrower that it will file with ACRA and the relevant authorities all the relevant documents relating to the increase in the share capital of the Borrower and the allotment of shares in the share capital of the Borrower to AFW within one (1) month of the date of the issuance of the first Guarantee;

(n) a letter from AFW in form and substance satisfactory to the Facility Agent to the effect that, AFW, agrees and undertakes to the Borrower that all obligations of the Borrower to AFW under the AFW Purchase Agreement shall, until the occurrence of the conversion of the AFW Payables into issued and paid-up share capital in the Borrower, be subordinated to all the obligations of the Borrower under the Finance Documents;

Miscellaneous

(o) evidence that the Borrower has taken out policies of insurance in form and substance satisfactory to the Facility Agent in respect of all the Gold Inventories and has named the Facility Agent as a loss payee under each such policy;

(p) a copy of the report on the form, quantity and state of all the Gold Inventories prepared two (2) weeks before the issue of the first Guarantee audited and certified without qualification by an internationally recognized firm of independent accountants acceptable to the Facility Agent;

(q) evidence that all authorizations have been obtained and that all necessary filings, registrations and other formalities have been or will be completed in order to ensure that the Finance Documents are valid and enforceable and to preserve the Security Agent’s priority under any Security Document;

(r) legal opinions covering such matters of Singapore and other laws relevant to this transaction as the Facility Agent may request; and

(s) such other documents relating to any of the matters contemplated herein as the Facility Agent may reasonably request.

3.2 Facility Agent’s Approval. All the documents and evidence referred to in Clause 3.1 (Conditions) shall be in form and substance satisfactory to the Facility Agent and shall be supplied in such number of copies or counterparts as the Facility Agent may require. Copies required to be certified shall be certified in a manner satisfactory to the Facility Agent by a director or responsible officer of the Borrower or other party concerned.

3.3 Notice. Upon receipt of all the documents and evidence referred to in Clause 3.1 (Conditions), the Facility Agent shall give notice of that fact to the Borrower, the Lenders and the Issuing Bank.

4. ISSUE OF GUARANTEE

4.1 Availability of Guarantee. Subject to Clause 4.2 (Conditions of Issue) and the other terms and conditions of this Agreement, the Borrower may on any Business Day during the Availability Period request the issue of a Guarantee in favor of the Beneficiary, provided that:

(a) Guarantee Request: not more than three (3) requests may be made by the Borrower and the first request must be made on the date of this Agreement;

(b) Number: only one Guarantee may be issued and outstanding at any one time;

(c) Amount: the face value of the Guarantee issued under this Agreement shall not exceed the aggregate principal amount of the Facility available under this Agreement; and

(d) Expiry Date: all the Guarantees issued under this Agreement shall expire on the Final Expiry Date.

4.2 Conditions of Issue. The issuance of any Guarantee is also subject to the following conditions that:

(a) the requirements of Clause 3 (Conditions Precedent) shall have been satisfied;

(b) the Facility Agent shall have received at least two (2) Business Days before the proposed date of issue, a duly completed and signed original Guarantee Request except that, in respect of the issuance of the first Guarantee, the Lenders and the Issuing Bank hereby agree that this paragraph (b) shall be deemed to have been satisfied if the Facility Agent shall have received a duly completed and signed original Guarantee Request for the first Guarantee on the same day as the day of the proposed issue of such Guarantee;

(c) no Guarantee shall have been issued which would result in the face value of the Guarantee issued hereunder exceeding the principal amount of the Facility;

(d) the second Guarantee (if requested) shall not become effective unless and until the first Guarantee has been returned to the Issuing Bank for cancellation;

(e) the third Guarantee (if requested) shall not become effective unless and until the second Guarantee has been returned to the Issuing Bank for cancellation;

(f) no Event of Default or Potential Event of Default shall have occurred (or would be likely to occur as a result of the Guarantee being issued) and all representations and warranties made by the Borrower in or in connection with this Agreement shall be true and correct as at the date of the issue of the Guarantee with reference to the facts and circumstances then subsisting; and

(g) not later than 11:00 a.m. (Singapore time) on the date on which the Guarantee is to be issued, the Facility Agent shall have received and found satisfactory such additional information, legal opinions and documents relating to the Borrower or any Finance Document as the Facility Agent acting on the instructions of the Majority Lenders may reasonably require as a result of circumstances arising or becoming known to the Facility Agent or the Lenders since the date of the issuance of the previous Guarantee or, if no previous Guarantee has been issued, the date of this Agreement.

4.3 Notification and Manner of Issue. Upon receipt of the Guarantee Request complying with the terms of this Agreement and upon the satisfaction of all the requirements of Clause 3 (Conditions Precedent) and Clause 4.2 (Conditions of Issue), the Facility Agent shall forthwith notify the Lenders and the Issuing Bank and, subject to the terms of this Agreement, the Issuing Bank shall issue the Guarantee in the amount and on the requested date of issue, in each case, as specified in the Guarantee Request, in favour of the Beneficiary.

4.4 Irrevocable. The Guarantee Request once given shall be irrevocable and shall not be postponed, cancelled or revoked by the Borrower, and subject as otherwise provided in this Agreement, the Lenders shall be entitled to procure the issuance by the Issuing Bank, and the Issuing Bank shall be entitled to issue, the Guarantee in accordance therewith, except as otherwise provided under this Agreement. If notwithstanding the giving of the Guarantee Request, the Guarantee should not have been issued, the Borrower shall be liable to pay to the Facility Agent for the account of the Lenders and/or the Issuing Bank, on demand, such amount (if any) as the Facility Agent, the Issuing Bank and/or any relevant Lender shall certify to be necessary to compensate it for any actual loss sustained or expense reasonably and properly incurred by it as a consequence of the Guarantee having been issued in accordance with the Guarantee Request.

4.5 Cancellation. If no Guarantee is issued by the end of the Availability Period, the Facility shall be cancelled and the Lenders shall be under no further obligation to procure the issuance of any Guarantee and the Issuing Bank shall be under no further obligation to issue any Guarantee.

5. INDEMNITIES

5.1 Liability. Each of the Borrower and the Lenders hereby irrevocably authorizes the Issuing Bank to pay in accordance with the terms thereof any sum which is demanded under any Guarantee, forthwith, without investigation or enquiry or requiring any evidence or proof that such sum is due and payable and notwithstanding that the Borrower or any Lender may dispute the validity of such demand or the amount thereof, and any sum so paid shall be deemed to have been properly paid pursuant to the relevant Guarantee. In particular, neither the Issuing Bank, the Lenders nor the Facility Agent shall be responsible for, and the obligations of the Borrower and the Lenders under this Agreement shall not be affected by, the propriety of any claim or demand made under any Guarantee or the form, legal effect, validity, accuracy, sufficiency or genuineness of any documents tendered or given to any person in connection with any claim or demand made under any Guarantee or as to any misrepresentation as to any matter stated therein or related thereto or the fact that the Issuing Bank was or might have been justified in refusing payment in full or in part under or in respect of any Guarantee.

5.2 Lenders’ Liability. Each Lender agrees to indemnify the Issuing Bank, upon its first demand in writing, to the extent of its Commitment of any relevant amount, from and against any and all payments made by the Issuing Bank under any Guarantee and against all direct or indirect costs, losses, liabilities, claims, actions, penalties, orders, suits, damages and expenses (including legal fees and disbursements on a full indemnity basis) of any nature whatsoever which may be imposed on, incurred by or asserted against the Issuing Bank in any way relating to or arising out of any Guarantee, or arising from any act or omission of the Issuing Bank acting in its capacity as such under this Agreement, save and except in the case of negligence or willful misconduct of the Issuing Bank, its servants or agents.

5.3 The Borrower’s Indemnity. The Borrower agrees to indemnify each Lender forthwith on demand, from and against any and all sums which such Lender may pay or be required to pay to the Issuing Bank pursuant to Clause 5.2 (Lenders’ Liability) above and against any and all direct or indirect costs, losses, liabilities, claims, actions, penalties, orders, suits, damages and expenses (including legal fees and disbursements on a full indemnity basis) of any nature whatsoever which may be imposed on, incurred by or asserted against such Lender in any way relating to or arising out of the issue or payment under any Guarantee or its obligations pursuant to Clause 5.2 (Lenders’ Liability) above, save and except in the case of negligence or willful misconduct of such Lender, its servants or agents. The Borrower further agrees to indemnify the Issuing Bank (to the extent that the Issuing Bank has not been fully indemnified by the Lenders pursuant to Clause 5.2 (Lenders’ Liability)) forthwith on demand, from and against any and all sums which the Issuing Bank pay or may be required to pay under any Guarantee and against any and all direct or indirect costs, losses, liabilities, claims, actions, penalties, orders, suits, damages and expenses (including legal fees and disbursements on a full indemnity basis) of any nature whatsoever which may be imposed on, incurred by or asserted against the Issuing Bank in any way relating to or arising out of the issue or payment under any Guarantee, save and except in the case of negligence or willful misconduct of the Issuing Bank, its servants or agents.

5.4 General Indemnity. The Borrower shall indemnify each Finance Party against all losses, liabilities, damages, costs and expenses which such Finance Party may incur as a consequence of any circumstance contemplated by any Event of Default or Potential Event of Default.

5.5 Currency Indemnity. Dollars shall be the currency of account and of payment in respect of sums payable under this Agreement. If an amount is received by any Finance Party in another currency, pursuant to a judgment or order or in the liquidation of the Borrower or otherwise, the Borrower’s obligations under this Agreement shall be discharged only to the extent that such Finance Party may purchase Dollars with such other currency in accordance with normal banking procedures upon receipt of such amount. If the amount in Dollars which may be so purchased, after deducting any costs of exchange and any other related costs, is less than the relevant sum payable under this Agreement, the Borrower shall indemnify such Finance Party against the shortfall. This indemnity shall be an obligation of the Borrower independent of and in addition to its other obligations under this Agreement and shall take effect notwithstanding any time or other concession granted to the Borrower or any judgment or order being obtained or the filing of any claim in the liquidation, dissolution, judicial management or bankruptcy (or analogous process) of the Borrower.

5.6 Unconditional Obligations. The Borrower’s liability, pursuant to Clauses 5.3 (Borrower’s Indemnity), 5.4 (General Indemnity) and 5.5 (Currency Indemnity) above, is an absolute and unconditional obligation and shall not be affected by:

(a) the amount paid by the Issuing Bank under any Guarantee, and in respect of which the Lenders made payment pursuant to Clause 5.2 (Lenders’ Liability), not being properly due under the relevant Guarantee, whether because the corresponding amount was not properly due to the Beneficiary under the Guarantee or for any other reason (other than in the case of the Issuing Bank’s negligence or willful misconduct); or

(b) the SBFMA and/or any Guarantee being void or invalid or not being binding on or enforceable against the Borrower or the Issuing Bank, respectively, for any reason whatsoever, whether known to the Issuing Bank or any Lender or not, including the effect of any enactment, any legal limitation, illegality, disability, lack of corporate capacity or lack of powers of any party thereto.

5.7 No Liability. Neither Finance Party shall, in any circumstances whatsoever (except where it has acted in bad faith or with negligence) be liable to the Borrower in respect of any loss or damage suffered by the Borrower by reason of any payment having been made under any Guarantee.

5.8 No Discharge. The liabilities and obligations of the Borrower under this Agreement shall remain in full force and effect notwithstanding any act, omission, neglect, event or matter whatsoever, except the full, prompt and complete performance of all the terms of this Agreement, including the proper and valid payment of all amounts which become due to the Issuing Bank, the Facility Agent and each Lender hereunder and, subject to Clause 5.9 (Conditional Discharge) below, an absolute discharge or release of the Borrower signed by the Facility Agent; and without prejudice to its generality, the foregoing shall apply in relation to anything which would have discharged the Borrower (wholly or in part) or which would have afforded the Borrower any legal or equitable defense and in relation to any winding-up or dissolution of, or any change in corporate identity by any relevant person.

5.9 Conditional Discharge. Any such discharge or release referred to in Clause 5.8 (No Discharge) above, and any composition or arrangement which the Borrower may effect with the Issuing Bank, the Facility Agent or any Lender shall be deemed to be made subject to the condition that it will be void if any payment or security which the Issuing Bank, the Facility Agent or such Lender may previously have received or may thereafter receive under this Agreement, any Security Document or the Guarantee, is void, voidable or set aside for any reason whatsoever under any law (including, without limitation, under any law relating to preferences, bankruptcy, insolvency, liquidation, administration, judicial management or winding up) or proves to have been for any reason invalid.

5.10 No Waiver. Without prejudice to the generality of Clause 5.8 (No Discharge) and Clause 5.9 (Conditional Discharge) above, none of the liabilities or obligations of the Borrower under this Agreement shall be impaired by (without limitation):

(a) any misrepresentation or non-disclosure with respect to the affairs or condition of the Beneficiary or the SBFMA made to the Borrower by any person other than where such misrepresentation or non disclosure arises from any Finance Party and is not due to any act or omission by the Borrower;

(b) the Beneficiary releasing or granting any time or any indulgence whatsoever to, or making any settlement, composition or arrangement with, the Borrower, the Issuing Bank or any other person;

(c) any Finance Party releasing or granting any time or any indulgence whatsoever or making any settlement, composition or arrangement with the Beneficiary, the Borrower or any other person;

(d) the Beneficiary or any Finance Party (or any of them) asserting or pursuing, failing or neglecting to assert or pursue, or delaying in asserting or pursuing, or waiving, any of their rights or remedies (arising under or by virtue of the SBFMA, any Guarantee, any Security Agreement, this Agreement or otherwise) against the Beneficiary, the Borrower, any other Finance Party or any other person;

(e) the Beneficiary or the Issuing Bank or any Lender (or all or any of them) with or without the Borrower’s consent making, whether expressly or by conduct, any variation to the SBFMA, any Guarantee or this Agreement;

(f) the Beneficiary, the Borrower or any Finance Party (or any of them) taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security in relation to the Beneficiary, the Borrower, or any other person, in such manner as it or they think fit, or claiming, proving for, accepting or transferring any payment in respect of the liabilities of the Beneficiary and/or Borrower under the SBFMA, any Security Document or any Guarantee and any composition by, or winding up of the Borrower and/or any third party, or abstaining from so claiming, proving, accepting or transferring.

6. Change of Law or Circumstances

6.1 Unlawfulness. If it becomes, or it becomes apparent that it is or will be, unlawful or contrary to any requirement of any governmental, fiscal, monetary or other authority (whether or not having the force of law) for any Finance Party to give effect to its obligations hereunder, such Finance Party shall through the Facility Agent so notify the Borrower, whereupon such Finance Party’s outstanding Commitment shall be cancelled and such Finance Party shall not thereafter be obliged to participate in any Guarantee or issue any Guarantee. If a Guarantee has been issued under this Agreement and the Facility Agent on behalf of such Finance Party so requires, the Borrower shall on such date as the Facility Agent shall have specified ensure that the liabilities of such Finance Party under or in respect of such Guarantee are reduced to zero or otherwise secured in an amount equal to such Finance Party’s maximum actual and contingent liabilities under such Guarantee.

6.2 Increased Cost. If a Finance Party determines that the introduction of, or any change in, any applicable law or regulation or in the interpretation or application thereof or compliance by such Finance Party with any applicable direction, request or requirement (whether or not having the force of law, and including any such direction, request or requirement which affects the manner in which such Finance Party or any Holding Company of such Finance Party is required to or does allocate or maintain capital in support of its assets or liabilities) of any competent governmental, fiscal, monetary, or other authority does or will:

(a) subject such Finance Party or any Holding Company of such Finance Party to any tax or other payment with reference to sums payable by the Borrower under this Agreement (except (i) tax on such Finance Party’s overall net income in the jurisdiction of its principal office or Lending Office) or (ii) as referred to in Clause 7 (Taxes and Other Deductions)); or

(b) impose on such Finance Party or any Holding Company of such Finance Party any other condition the effect of which is to (i) increase the cost to such Finance Party or its Holding Company of such Finance Party participating in the Facility or (ii) reduce the amount of any payment receivable by, or the effective return to, such Finance Party in respect of the Facility or (iii) impose a cost on such Finance Party or any Holding Company of such Finance Party resulting from such Finance Party’s participation in the Facility, such Finance Party may through the Facility Agent so notify the Borrower, and the Borrower shall from time to time upon demand pay to the Facility Agent for the account of such Finance Party such amounts as such Finance Party may certify to be necessary to compensate it or its Holding Company for such tax, payment, increased cost or reduction (each an “increased cost”). Where such increased cost arises from circumstances contemplated above which affect the Finance Party’s business generally or the manner in which or extent to which that Finance Party allocates capital resources, the Finance Party shall be entitled to such increased cost as it determines and certifies is fairly allocable to its participation in the Facility. Nothing in this Clause 6.2 (Increased Cost) shall require any Finance Party to disclose confidential information relating to the organization of its business or the business of any Holding Company. The Borrower and the Facility Agent, in consultation with such Finance Party, shall discuss whether any alternative arrangement may be made to avoid such increased cost.

7. Taxes and Other Deductions

7.1 No Deductions or Withholdings. All sums payable by the Borrower under this Agreement shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature. If the Borrower or any other person is required by any law or regulation to make any deduction or withholding (on account of tax or otherwise) from any payment for the account of any Finance Party, the Borrower shall, together with such payment, pay such additional amount as will ensure that such Finance Party receives (free and clear of any tax or other deductions or withholdings) the full amount which it would have received if no such deduction or withholding had been required. The Borrower shall promptly forward to the Facility Agent copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

7.2 Advance Notification. If at any time the Borrower becomes aware that any such deduction, withholding or payment contemplated by Clause 7.1 (No Deductions or Withholdings) is or will be required, it shall immediately notify the Facility Agent and supply all available details thereof.

8. Fees and Expenses

8.1 Basic Issuance Fee: The Borrower shall pay to the Facility Agent, for the pro rata account of the Lenders in Dollars, a basic issuance fee of US$270,000 (the “Basic Issuance Fee”) which shall be payable in advance in two equal annual installments:

(i) First Installment: the first installment of the Basic Issuance Fee shall be paid on the date which is the earlier of (i) the date of the issue of the first Guarantee and (ii) the date six (6) months after the Acceptance Date (such date being the “First Payment Date”); and

(ii) Second Installment: the second installment of the Basic Issuance Fee shall be paid on the first anniversary of the First Payment Date (such date being the “Second Payment Date”).

8.2 Additional Issuance Fee: In the event that the face value of any Guarantee exceeds US$15,000,000, the Borrower shall pay to the Facility Agent, for the pro rata account of the Lenders in Dollars, an additional fee for the issuance of such Guarantee (the “Additional Issuance Fee”), calculated at the rate of zero point nine percent (0.9%) per annum on the face value of such Guarantee which is in excess of US$15,000,000 and for the period commencing on and including the date of the issue of such Guarantee (the “Issuance Date”) up to and including the last day of the Guarantee Period. The Borrower shall pay any such Additional Issuance Fee in two equal installments:

(i) First Installment: the first installment of any Additional Issuance Fee shall be paid on the relevant Issuance Date of such Guarantee; and

(ii) Second Installment: the second installment of any Additional Issuance Fee shall be paid on the Second Payment Date,

provided that if the Issuance Date in respect of any Guarantee occurs after the Second Repayment Date, the Additional Issuance Fee payable in respect of such Guarantee shall instead be paid in one lump sum on the Issuance Date of such Guarantee.

The Additional Issuance Fee shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

8.3 Expenses. The Borrower shall forthwith on demand and whether or not any Guarantee is issued pay to or reimburse each of the Finance Parties and the Issuing Bank for its own account for all costs, charges and expenses (including legal and other fees on a full indemnity basis and printing, translation, communication, advertisement, travel and all other out-of-pocket expenses and any applicable goods and services, value added or other similar taxes) incurred:

(a) Documents: by the Facility Agent (acting on behalf of itself and the other Finance Parties) in connection with the negotiation, preparation, execution and (where relevant) registration of:

(i) this Agreement, the Debenture and any other documentation required in connection herewith or therewith executed on or around the date of this Agreement (up to the maximum amount as agreed between the Borrower and the Facility Agent); and

(ii) any other documents required in connection with any Finance Document executed after the date of this Agreement;

(b) Amendment: by it in connection with any amendment of this Agreement or any other Finance Document; and

(c) Consents: by it in connection with any inspection, calculation, approval, consent or waiver to be made or given by the Lenders or any other Finance Party pursuant to or in respect of any provision of this Agreement or any other Finance Document.

8.4 Enforcement Costs. The Borrower shall from time to time forthwith on demand pay to or reimburse each of the Finance Parties and the Issuing Bank for all costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses) incurred by it in investigating any event which it reasonably believes is an Event of Default or Potential Event of Default or in exercising any of its rights or powers under any Finance Document or in suing for or seeking to recover any sums due under any Finance Document or otherwise preserving or enforcing its rights under any Finance Document or in defending any claims brought against it in respect of any Finance Document or in releasing or re-assigning any Security Document.

8.5 Taxes. The Borrower shall pay all present and future stamp and other like duties and taxes and all notarial, registration, recording and other like fees which may be payable in respect of any Finance Document and shall indemnify each of the Finance Parties and the Issuing Bank against all liabilities, costs and expenses which may result from any default in paying such duties, taxes or fees.

9. Payments and Evidence of Debt

9.1 Payments by the Lenders. All payments to be made by the Lenders under this Agreement shall be made available to the Facility Agent not later than 11:00 a.m. (Singapore time) on the relevant due date by remittance to the Facility Agent (Bank Account No: 001255-02-01) (or to such other account in Singapore as the Facility Agent may designate). The Facility Agent shall make available to the Issuing Bank or the Borrower, as the case may be, the amounts received by it from the Lenders by payment to Bank Account No: 001255-02-01 of the Issuing Bank with Natexis Banques Populaires, New York City (in the case of the Issuing Bank) and Bank Account No.: 015 149 0202 of the Borrower with Natexis Banques Populaires, Singapore Branch (in the case of the Borrower) or to such other account in Singapore or New York City (as the case may be) as the Issuing Bank or the Borrower shall have previously agreed with the Facility Agent).

9.2 Payments by Borrower. All payments by the Borrower under this Agreement shall be made to the Facility Agent not later than 11:00 a.m. (Singapore time) on the relevant due date by remittance to the Facility Agent to Bank Account No: 001255-02-01 of the Facility Agent with Natexis Banques Populaires, New York City (or to such other account in New York City as the Facility Agent may designate). The Facility Agent shall forthwith distribute to each Lender its due proportion (if any) of the amounts received by it in like funds as are received by the Facility Agent and to such account in New York City as such Lender shall have previously notified to the Facility Agent.

9.3 Allocation of Receipts. If any amount received by the Facility Agent hereunder is less than the full amount due, the Facility Agent in consultation with the other Finance Parties shall have the right to allocate the amount received towards principal, interest and/or other sums owing under this Agreement as it considers appropriate.

9.4 Payments by Facility Agent and Refunds. Where any sum is to be paid to the Facility Agent under any Finance Document for the account of the Borrower, the Issuing Bank or any Finance Party, the Facility Agent shall not be obliged to pay that sum to the Borrower, the Issuing Bank or such Finance Party (as the case may be) or enter into or perform any related exchange contract unless and until the Facility Agent has established to its satisfaction that it has actually received that sum. Where any sum is to be paid under this Agreement to the Facility Agent for the account of another person, the Facility Agent may assume that the payment will be made when due and may (but shall not be obliged to) make such sum available to the person so entitled and:

(a) Amounts Due from Borrower: if the Facility Agent distributes to a Finance Party, an amount which the Facility Agent should have but has not in fact received from the Borrower (or from any other person for the Borrower’s account), such Finance Party shall on request promptly refund such amount to the Facility Agent together with interest thereon for the relevant period at the rate per annum certified by the Facility Agent to represent the cost to it of funding such amount for such period;

(b) Refunds to Borrower: if the Facility Agent has distributed to a Finance Party, an amount which is required to be repaid to the Borrower (or to any other person for the Borrower’s account), such Finance Party shall on request promptly refund such amount to the Facility Agent together with such interest thereon (if any) as is required to be paid to the Borrower, as the case may be; and

(c) Amounts Due from Finance Parties: if the Facility Agent makes an amount available to the Borrower, as the case may be, which the Facility Agent should have but has not in fact received from a Finance Party, as the case may be, the Borrower shall on request promptly refund such amount to the Facility Agent together with interest thereon for the relevant period at the rate per annum certified by the Facility Agent to represent the cost to it of funding such amount for such period, and, in each such case, the person by which such sum was payable shall indemnify the Facility Agent for all losses, liabilities, damages, costs and expenses which the Facility Agent may incur as a consequence of such sum not having been paid when due.

9.5 Business Days. If any sum would otherwise become due for payment on a non-Business Day that sum shall become due on the next following Business Day.

9.6 Evidence of Debt. The Facility Agent shall maintain on its books in accordance with its usual practice a set of accounts recording the amounts from time to time owing by the Borrower hereunder. In any legal proceeding and otherwise for the purposes of this Agreement the entries made in such accounts (and showing the computation of such entries) shall, in the absence of manifest error, be conclusive and binding on the Borrower as to the existence and amounts of the obligations of the Borrower recorded therein.

9.7 Certificate Conclusive and Binding. Where any provision of this Agreement provides that a Finance Party may certify or determine an amount or rate payable by the Borrower, a certificate by such Finance Party as to such amount or rate (and showing the computation of such amount or rate) shall be conclusive and binding on the Borrower in the absence of manifest error.

10. Representations and Warranties

10.1 Representations and Warranties. The Borrower represents and warrants to each Finance Party that:

(a) Status: the Borrower is a company duly incorporated with limited liability and validly existing under the laws of Singapore, and has full power, authority and legal right to own its property and assets and to carry on its business;

(b) Power and authority: the Borrower has full power, authority and legal right to enter into and engage in the transactions contemplated by the Finance Documents and has taken or obtained all necessary corporate and other action and consents to authorize the execution and performance of the Finance Documents;

(c) Binding obligations: the Finance Documents constitute, or when executed and delivered will constitute, legal, valid and binding obligations of the Borrower enforceable in accordance with their terms;

(d) No conflict with other obligations: neither the execution of the Finance Documents nor the performance by the Borrower of any of its obligations or the exercise of any of its rights thereunder will conflict with or result in a breach of any law, regulation, judgment, order, authorization, agreement or obligation applicable to it or cause any limitation placed on it or the powers of its directors to be exceeded or result in the creation of or oblige the Borrower to create an Encumbrance in respect of any of its property or assets except in favor of the Security Agent under or pursuant to the Security Documents;

(e) Authorizations: all authorizations and any third party consent required from any governmental or other authority or from any shareholders or creditors of the Borrower for or in connection with the execution, validity and performance of the Finance Documents have been obtained and are in full force and effect and there has been no default under the conditions of any of the same;

(f) No filings or taxes: it is not necessary in order to ensure the validity, enforceability, priority or admissibility in evidence in proceedings of any of the Finance Documents in Singapore or any other relevant jurisdiction that any of them or any other document be filed or registered with any authority in Singapore or elsewhere or that any tax be paid in respect thereof except that the Debenture is required to be registered with the Singapore Accounting and Corporate Regulatory Authority within thirty (30) days of their respective execution and the Debenture is required to be stamped with the relevant amount of stamp duty in Singapore;

(g) No litigation: no litigation, arbitration or administrative proceeding is currently taking place or pending or, to the knowledge of the Borrower, threatened against the Borrower or its assets or revenues;

(h) No default: the Borrower is not in default under any law, regulation, judgment, order, authorisation, agreement or obligation applicable to it or its assets or revenues, the consequences of which default could have a Material Adverse Effect, and no Event of Default or Potential Event of Default has occurred;

(i) No Encumbrances: no Encumbrance exists over all or any part of the property, assets or revenues of the Borrower to secure the indebtedness of its Holding Company, the Ultimate Holding Company or any other person except as created by the Security Documents or liens arising by operation of law in the ordinary course of business or as previously disclosed in writing to and agreed by the Facility Agent;

(j) No indebtedness: the Borrower has no indebtedness to any party except indebtedness arising in the ordinary course of its business or as previously disclosed in writing to and agreed by the Facility Agent;

(k) Financial statements: the most recent audited financial statements of the Borrower for the time being (including the audited profit and loss account and balance sheet) were prepared in accordance with applicable laws and regulations of Singapore and generally accepted accounting principles and policies consistently applied and show a true and fair view of the financial position of the Borrower as at the end of, and the results of its operations for, the financial period to which they relate and, as at the end of such period the Borrower did not have any significant liabilities (contingent or otherwise) or any unrealized or anticipated losses which are not disclosed by or reserved against in, such financial statements, and there has been no material adverse change in the business or financial condition of the Borrower since the date of such financial statements;

(l) No misleading information: all information provided to the Finance Parties by or on behalf of the Borrower in connection with the Facility is true and accurate in all material respects and all forecasts and projections contained therein were arrived at after due and careful consideration on the part of the Borrower and were, in its considered opinion, fair and reasonable when made; the Borrower is not aware of any fact which has not been disclosed in writing to the Facility Agent which might have a Material Adverse Effect or which might affect the willingness of the Lenders to lend upon the terms of this Agreement;

(m) No immunity: the Borrower is generally subject to civil and commercial law and to legal proceedings and neither the Borrower nor any of its assets or revenues is entitled to any immunity or privilege (sovereign or otherwise) from any set-off, judgment, execution, attachment or other legal process;

(n) Pari Passu: the Borrower’s obligations under this Agreement will at all times rank at least pari passu in all respects with all its other unsecured and unsubordinated obligations, except those which in a winding-up of the Borrower would be preferred solely by operation of law; and

(o) Accuracy of Particulars: the particulars of the Charged Accounts set out in the Schedule 3 are accurate.

10.2 Continuing Representation and Warranty. The Borrower also represents and warrants to and undertakes with each of the Finance Parties that the foregoing representations and warranties will be true and accurate throughout the continuance of the Finance Documents with reference to the facts and circumstances subsisting from time to time.

10.3 Acknowledgement of Reliance. The Borrower acknowledges that each of the Finance Parties has entered into this Agreement in reliance upon the representations and warranties contained in this Clause.

11. Undertakings

11.1 Affirmative Undertakings. The Borrower undertakes and agrees with each Finance Party throughout the continuance of the Finance Documents and so long as any sum remains owing thereunder that the Borrower will, unless the Majority Lenders otherwise agree in writing:

(a) Financial and other information: supply to the Facility Agent in sufficient number for each Lender:

(i) as soon as they are available, but in any event within one hundred and eighty (180) days after the end of each financial year of the Borrower, copies of its financial statements in respect of such financial year (including a profit and loss account and balance sheet) audited and certified without qualification by an internationally recognized firm of independent accountants acceptable to the Facility Agent;

(ii) as soon as they are available, but in any event within ninety (90) days after the end of each half of each financial year of the Borrower, copies of its unaudited financial statements (including a profit and loss account and balance sheet) prepared on a basis consistent with the audited financial statements of the Borrower together with a certificate signed by the principal financial officer of the Borrower to the effect that such financial statements are true in all respects and present fairly the financial position of the Borrower as at the end of, and the results of its operations for, such half-year period;

(iii) within thirty (30) days of each date for the provision of the accounts referred to in (i) and (ii) above, a certificate signed by one of the directors of the Borrower certifying that there did not exist any Event of Default or Potential Event of Default as at the end of such half year (or if an Event of Default or Potential Event of Default did exist specifying the same). Each such certificate shall be accompanied by a certificate from the auditors of the Borrower certifying whether or not the financial undertakings referred to in Clause 11.3 (Financial Undertakings) had been complied with throughout such half-year;

(iv) at the time of issue, copies of all statements and circulars to the shareholders or to any class of creditors of the Borrower;

(v) promptly on request, such additional financial or other information (including, but not limited to, cash flows and profit and loss projections) relating to the Borrower as the Facility Agent may from time to time reasonably request;

(b) Notification of default: promptly inform the Facility Agent of:

(i) the occurrence of any Event of Default or Potential Event of Default;

(ii) any litigation, arbitration or administrative proceeding as referred to in Clause 10.1(g) (No Litigation) which involves a claim against the Borrower in an amount not less than US$500,000;

(c) Compliance with laws: maintain its corporate existence and conduct its business in a proper and efficient manner and in compliance with all laws, regulations, authorizations, agreements and obligations applicable to it and pay all taxes imposed on it when due;

(d) Ownership: procure that there is no change of the shareholdings in or ownership or control (direct or indirect) of the Borrower which would have a Material Adverse Effect;

(e) Amendments to constitution: procure that no amendment or supplement is made to the memorandum or articles of association of the Borrower without the prior written consent of the Facility Agent (which consent shall not be unreasonably withheld);

(f) Authorizations: maintain in full force and effect all such authorizations as are referred to in Clause 10.1(e) (Authorizations), and take immediate steps to obtain and thereafter maintain in full force and effect any other authorizations which may become necessary or advisable for the purposes stated therein and comply with all conditions attached to all authorizations obtained;

(g) Ranking of obligations: ensure that its obligations under this Agreement at all times rank at least pari passu in all respects with all other unsecured and unsubordinated obligations of the Borrower, except those which in a winding-up of the Borrower would be preferred solely by operation of law;

(h) Use of proceeds: use the Facility exclusively for the purposes specified in Clause 2.2 (Purpose);

(i) Payment obligations: punctually pay all sums due from it and otherwise comply with its obligations under the Finance Documents;

(j) Utilization of Gold: use the Gold supplied by the Beneficiary under the SBFMA exclusively for the purpose of supporting its production of gold bonding wire;

(k) Payment under SBFMA: pay all fees, interest, expenses, charges and all other amounts due and payable by it to the Beneficiary under the SBFMA through the relevant Charged Accounts;

(l) Compliance with SBFMA: at all time, comply with its obligations under the SBFMA;

(m) Maintenance of Gold: at all times, maintain all the Gold owned by it (already purchased and settled in full by the Borrower), which does not form part of the Gold supplied or to be supplied by the Beneficiary under the SBFMA, at a minimum Market Value of at least US$3,000,000;

(n) Books and records on Gold: keep proper records and books of account in respect of its business including, without limitation, in respect of all the Gold Inventories and permit the Lenders, the Facility Agent and/or any professional consultants appointed by the Lenders or the Facility Agent at any time to inspect and examine the records and books of account in respect of such Gold Inventories to verify the level of fully paid and/or unpaid Gold;

(o) Payment into Charged Accounts: maintain the Charged Accounts and pay or procure that all cash collections (whether principal, interest or otherwise) and all other cash proceeds, revenues or receivables in relation to the sale or realization of any Gold Inventory are paid forthwith and directly into the relevant Charged Accounts;

(p) Undertakings relating to SBFMA: supply and/or provide to the Facility Agent documentary evidence satisfactory to the Facility Agent showing:

(i) on a daily basis, the day-end Gold quantity under the SBFMA; and

(ii) on a daily basis, the day-end Gold quantity which has been purchased and paid for by the Borrower;

(iii) any fixings made by the Borrower with the Beneficiary for any purchase of Gold under the SBFMA with confirmation from the Beneficiary in relation thereto;

(iv) any payments due and payable by it to the Beneficiary for any purchase of Gold under the SBFMA;

(v) any deliveries of Gold from the Beneficiary to the Borrower; and

(iv) any outgoing shipments of Gold from the Borrower;

(q) Undertakings relating to SBFMA: supply and/or provide to the Facility Agent:

(i) a copy of the SBFMA certified as a true copy by a director of the Borrower;

(ii) weekly statements from the Beneficiary, showing all daily trading movements and outstanding balances of the Gold (supplied under the SBFMA) in the Borrower’s possession and the daily fees/ amounts payable by the Borrower to the Beneficiary. The Borrower shall procure that such statements are sent directly by the Beneficiary to the Facility Agent;

(iii) copies of the weekly projections provided by it to the Beneficiary showing the Borrower’s Gold requirement;

(iv) monthly summary statements prepared by the Beneficiary detailing the daily balances of Gold delivered to the Borrower (in troy ounces), invoices and fees paid and fees due from the Borrower to the Beneficiary;

(v) quarterly top ten (10) customers aging report of the Borrower;

(vi) copies of any request from the Borrower to the Beneficiary for any replenishment of Gold; and

(vii) half-yearly report on the form, quantity and state of any outstanding Gold in the Borrower’s possession.

(r) Others:

(i) file with ACRA the deed of release and discharge in respect of the Rothschild Charge referred to in Clause 3.1(e) within five (5) Business Days from the date of such deed of release and discharge to notify ACRA of the release and discharge in full of the Rothschild Charge;

(ii) file with ACRA and the relevant authorities all the relevant documents relating to the increase in the share capital of the Borrower and the allotment of shares in the share capital of the Borrower to AFW within one (1) month of the date of the issuance of the first Guarantee;

(iii) procure that AFW file with ACRA the deed of release and discharge in respect of the AFW Debenture and the AFW Further Debenture referred to in Clause 3.1(g) within five (5) Business Days from the date of such deed of release and discharge to notify ACRA of the release and discharge in full of the AFW Debenture and the AFW Further Debenture.

(s) K&S Packaging Materials: maintain its sole proprietorship of K&S Packaging Materials and not sell, transfer or otherwise dispose of any of its rights, title and interest in the business name “K&S Packaging Materials”.

11.2 Negative Undertakings. The Borrower undertakes and agrees with each Finance Party throughout the continuance of the Finance Documents and so long as any sum remains owing thereunder that the Borrower will not, unless the Majority Lenders otherwise agree in writing:

(a) Merger: merge or consolidate with any other entity or take any step with a view to dissolution, liquidation or winding-up;

(b) Reduction of capital: purchase or redeem any of its issued shares or reduce its share capital or make a distribution of assets or other capital distribution to its shareholders or make a repayment in respect of any loans or other indebtedness owing to any of its shareholders;

(c) Dividends: declare or pay any dividend or make any other income distribution to its shareholders in excess of its net profit available for distribution in the relevant financial year of the Borrower;

(d) Subsidiaries: establish or acquire any Subsidiary or invest in any other entity or provide financing to any person the consequences of which would have a Material Adverse Effect;

(e) Change of business: materially change the nature of its business from that carried on at the date of this Agreement;

(f) Disposals: sell, transfer or otherwise assign, deal with or dispose of all or any part of its business or (except for good consideration in the ordinary course of its business) its assets or revenues, whether by a single transaction or by a number of transactions whether related or not;

(g) Lending; guarantees: make or grant any loan or advance or guarantee or in any other manner be or become directly or indirectly or contingently liable for any indebtedness or other obligation of any other person (including without limitation the Borrower’s Holding Company, the Ultimate Holding Company or the Borrower’s related company(s), except as may be necessary in the ordinary course of the Borrower’s business;

(h) Negative pledge: create or attempt or agree to create or permit to arise or exist any Encumbrance over all or any part of its property, assets or revenues except (i) any Encumbrance created under the Security Documents or (ii) any possessory lien arising by operation of law in the ordinary course of its business and not in connection with the borrowing or raising of money or credit and provided that the debt which is thereby secured is paid when due or contested in good faith by appropriate proceedings and properly provisioned. For the purposes of this Clause 11.2(h) only, the term “Encumbrance” shall mean (a) any mortgage, charge, pledge, lien, encumbrance, hypothecation or other security interest or security arrangement of any kind, (b) any arrangement whereby any rights are subordinated to any rights of any third party; and (c) any contractual right of set-off other than those arising pursuant to contracts entered into in the ordinary course of business on normal commercial terms.

(i) Amendment to SBFMA: amend, vary or supplement the SBFMA without the prior written consent of the Facility Agent (which consent shall not be unreasonably withheld); or

(j) Other obligations: enter into any agreement or obligation which might materially and adversely affect its financial or other condition.

11.3 Financial Undertakings. The Borrower undertakes with each of the Finance Parties in the terms of Schedule 2.

12. Events of Default

12.1 Events of Default. Each of the following events and circumstances shall be an Event of Default:

(a) Non-payment: the Borrower fails to pay any sum payable under the SBFMA or any Finance Document when due or otherwise in accordance with the provisions thereof and does not remedy such failure to the Facility Agent’s satisfaction within three (3) Business Days after receipt of written notice from the Facility Agent requiring it to do so;

(b) Other obligations: the Borrower fails duly and punctually to perform or comply with any of its obligations or undertakings under the SBFMA which in the opinion of the Lenders is material or the Borrower fails duly and punctually to perform or comply with any of its obligations or undertakings under any Finance Document and, in each case, in respect only of a failure which in the opinion of the Facility Agent is capable of remedy and which is not a failure to pay money, does not remedy such failure to the Facility Agent’s satisfaction within three (3) Business Days (or such longer period as the Facility Agent may approve) after receipt of written notice from the Facility Agent requiring it to do so;

(c) Misrepresentation: any representation or warranty made or deemed to be made by the Borrower in or in connection with the SBFMA or any Finance Document proves to have been incorrect or misleading in any respect considered by the Majority Lenders to be material;

(d) Cross default: the Borrower defaults or receives notice of default under the SBFMA or any agreement or obligation relating to borrowing or any indebtedness of the Borrower in an aggregate amount of not less than US$1,000,000 (or its equivalent in other currency) becomes payable or capable of being declared payable before its stated maturity or is not paid when due or any Encumbrance, guarantee or other security now or hereafter created by the Borrower becomes enforceable unless such default or indebtedness is due to or arises as a result of a bona fide dispute which is being contested in good faith by the Borrower and in respect of which appropriate reserves have been made;

(e) Authorization: any of the authorizations referred to in Clause 10.1(e) (Authorizations) is not granted or ceases to be in full force and effect or is modified in a manner which, in the opinion of the Majority Lenders, might have a Material Adverse Effect, or if any law, regulation, judgment or order (or the repeal or modification of any of the foregoing) suspends, varies, terminates or excuses performance by the Borrower of any of its obligations under the SBFMA or any Finance Document or purports to do any of the same;

(f) Creditors’ process: a creditor takes possession of all or any part of the business or assets of the Borrower or any execution or other legal process is enforced against the business or any asset of the Borrower and is not discharged within fourteen (14) days;

(g) Damage to Gold: any of the Gold Inventories is seized, expropriated or made subject to any compulsory acquisition or requisition for use or is wholly or substantially damaged or destroyed, or any loss or damage occurs in respect of any such Gold Inventory whether insured or not, and in the opinion of the Majority Lenders reasonably held, such loss or damage is substantial or the Borrower’s ability to perform any of its obligations under any Finance Document has been or will be materially and adversely affected;

(h) Insolvency proceedings: a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed or a notice is issued convening a meeting for the purpose of passing any resolution or any other step is taken by any person for the winding-up, insolvency, judicial management, administration, reorganization, reconstruction, dissolution or bankruptcy of the Borrower or for the appointment of a liquidator, receiver, judicial manager, administrator, trustee or similar officer of the Borrower or of all or any part of its business or assets;

(i) Suspension of payments: the Borrower stops or suspends payments to the Beneficiary or any of its creditors generally or is unable or admits its inability to pay its debts as they fall due or seeks to enter into any composition or other arrangement with its creditors or is declared or becomes bankrupt or insolvent;

(j) Analogous events: any event occurs which in the opinion of the Facility Agent appears to have an effect analogous to the matters set out in paragraphs (f), (h) or (i) above in any jurisdiction in which the Borrower is incorporated or carries on business;

(k) Cessation of business; expropriation: the Borrower ceases or threatens to cease to carry on its business or any substantial part thereof or changes or threatens to change the nature or scope of its business or the Borrower disposes of or threatens to dispose of or any governmental or other authority expropriates or threatens to expropriate all or any substantial part of its business or assets;

(l) Other parties: any event which has an effect equivalent or similar to the events described in paragraphs (f), (h), (i) or (j) occurs, mutatis mutandis, in relation to the Ultimate Holding Company or any Subsidiary of the Borrower;

(m) Unlawfulness: the SBFMA or any Finance Document or any provision thereof ceases for any reason to be in full force and effect or is terminated or jeopardized or becomes invalid or unenforceable or if there is any dispute regarding the validity or enforceability of the same, which is the opinion of the Lenders is material or if there is any purported termination or repudiation of the same or it becomes impossible or unlawful for the Borrower or any other party thereto to perform any of its obligations thereunder or for any Finance Party to exercise all or any of its rights, powers and remedies thereunder or any undertaking in Clause 11.1 (Affirmative Undertakings) is not enforceable as such and the Borrower fails to do, or fails to refrain from doing, the activity which it purported to undertake to do or, as the case may be, not to do;

(n) Material adverse change: any situation occurs which in the opinion of the Majority Lenders gives reasonable grounds to believe that a material adverse change in the business of financial condition of the Borrower has occurred or that the ability of the Borrower to perform its obligations under the SBFMA or any Finance Document has been or will be materially and adversely affected;

(o) Declared Company: the Borrower is declared by the Minister of Finance to be a declared company under the provisions of Part IX of the Companies Act (Chapter 50) of the Statutes of the Republic of Singapore; or

(p) K&S Packaging Materials: the Borrower ceases to be the sole proprietor of K&S Packaging Materials or otherwise disposes all or any part of its rights, title and interest in the business name “K&S Packaging Materials”.

12.2 Declarations. If an Event of Default has occurred the Facility Agent may, and upon written request by the Majority Lenders shall, by written notice to the Borrower:

(a) declare the Facility terminated whereupon the obligation of the Lenders to procure the issue of, and of the Issuing Bank to issue, any Guarantee (if none has been already been issued) shall immediately cease; and

(b) require the Borrower to pay to the Facility Agent, such amount as the Facility Agent shall certify to be equal to the Contingent Liability of all the Lenders outstanding at the date of such notice (to the extent that such amount has not already been paid or reimbursed by the Borrower) and all other sums whatsoever, whether by way of fees, indemnities or otherwise, payable by the Borrower under the Facility (or any part thereof), whereupon such amount shall become immediately or in accordance with such notice due and payable.

13. DEFAULT INTEREST

If the Borrower fails to pay any sum payable under this Agreement when due, the Borrower shall pay interest on such sum from and including the due date to the date of actual payment (as well after as before judgment) at the rate per annum conclusively determined by the Facility Agent to be the aggregate of (i) two percent (2%) and (ii) the rate from time to time certified by each of the Lenders to be the rate representing the cost to it of funding the unpaid sum. Interest at the rate or rates determined from time to time as aforesaid shall accrue from day to day, shall be calculated on the basis of the actual number of days elapsed and a 360 day year and shall be payable from time to time on demand.

14. Set-off and Pro Rata Sharing

14.1 Set-Off. If an Event of Default has occurred each Finance Party shall have the right, without notice to the Borrower or any other person, to set off and apply any credit balance on any account (whether subject to notice or not and whether matured or not and in whatever currency) of the Borrower with such Finance Party, and any other indebtedness owing by such Finance Party to the Borrower, against the liabilities of the Borrower under the Finance Documents to which it is a party, and each Finance Party is authorized to purchase with the monies standing to the credit of any such account such other currencies as may be necessary for this purpose. This Clause shall not affect any general or banker’s lien, right of set-off or other right to which any Finance Party may be entitled.

14.2 Pro Rata Sharing. If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower or otherwise in respect of sums due from the Borrower (other than in accordance with Clause 9.2 (Payments by Borrower)) and applies that amount to a payment due under the Finance Documents then:

(a) the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b) the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 9.2 (Payments by Borrower), without taking account of any tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c) the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with this Clause 14.2.

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with this Clause 14.2. On a distribution by the Facility Agent under this Clause 14.2, the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution. If and to the extent that the Recovering Finance Party is not able to rely on its rights of subrogation, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable. If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(i) each Finance Party which has received a share of the relevant Sharing Payment pursuant to this Clause 14.2 shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(ii) that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

This Clause 14.2 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower. A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if it notified that other Finance Party of the legal or arbitration proceedings and that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

14.3 No Encumbrance. Clause 14.2 (Pro Rata Sharing) shall not constitute and shall not be construed as constituting an Encumbrance by any Lender over all or any part of any sum received or recovered by it in the manner set out in Clause 14.2 (Pro Rata Sharing).

15. The Finance Parties

15.1 Appointment. Each of the other Finance Parties hereby appoints the Facility Agent to act as its agent in relation to the administration of the Facility and the Security Agent to act as its agent and trustee in relation to the Security Documents and authorizes the Security Agent to enter into the Security Documents on its behalf and authorizes the Security Agent to settle the rights, benefits and interests as described in each of the Security Documents on trust on its behalf and authorizes each of the Facility Agent and the Security Agent to take such action on its behalf and to exercise and enforce such rights, powers and discretions as are expressly or by implication delegated to the Facility Agent or, as the case may be, the Security Agent by the terms of this Agreement and the Security Documents and such rights, powers and discretions as are reasonably incidental thereto.

15.2 Declaration of Trust. The Security Agent hereby declares that it will hold the Trust Property upon trust for the Finance Parties from time to time in accordance with the Finance Documents. The trusts of the Trust Property shall remain in full force and effect until such date as the Security Agent on the instructions of the Facility Agent shall specify on which:

(i) all the obligations which are secured by the Security Documents have been fully and finally discharged; and

(ii) no Finance Party is under any commitment, obligation or liability (whether actual or contingent) to make advances or provide any other financial accommodation to the Borrower under any Finance Document, after which the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the security created by the Security Documents.

15.3 Covenant to Pay. Without prejudice to its respective obligations to the Finance Parties under the other provisions of the Finance Documents to which it is a party, the Borrower undertakes to the Security Agent to pay to the Security Agent from time to time on demand (any such demand being expressed to be made under this Clause) all amounts from time to time due and payable by it for the account of any other party to this Agreement pursuant to any Finance Document to the extent not already paid. Any payment made pursuant to any such demand shall, to the extent of such payment, also discharge the Borrower’s obligation to make payment for the account of the person concerned.

15.4 Nature of Duties. The duties and functions of the Facility Agent and the Security Agent shall be of a mechanical and administrative nature only. The Facility Agent shall not be deemed to be a trustee of any Finance Party except as specified in the Finance Documents and shall not be deemed to be an agent or trustee of the Borrower for any purpose. The Facility Agent and the Security Agent shall have no duties or obligations except those expressly set out in the Finance Documents.

15.5 Specific Duties. The Facility Agent shall:

(a) promptly account to each Lender for its due proportion of all payments received by the Facility Agent from the Borrower or otherwise in connection with the Facility;

(b) promptly inform each Lender of:

(i) the contents of any document which the Facility Agent receives in respect of the Facility and which it considers to be material; and

(ii) any material Event of Default of which an officer of the Facility Agent acting in respect of the Finance Documents and in his capacity as such has actual knowledge;

(c) except as otherwise provided in this Agreement, take or refrain from taking any action in accordance with any lawful and proper instructions given to it by the Majority Lenders, and any such instructions shall be binding on all the Finance Parties, and the Facility Agent shall have no liability to the Borrower or any other Finance Party if it acts (or refrains from taking any action) in accordance with any lawful and proper instructions of the Majority Lenders;

(d) consult with the other Finance Parties to the extent practicable before making any declaration or demand under Clause 12.2 (Declarations) or effecting any amendment or waiver under Clause 16 (Amendment) and Clause 17 (Waiver and Severability) respectively.

15.6 Rights and Powers. The Facility Agent may:

(a) perform any of its duties and functions through its directors, officers, employees or agents;

(b) engage and pay for the advice or services of lawyers, accountants or other professional advisers or experts as the Facility Agent may consider necessary or desirable and rely and act upon such advice;

(c) refrain from exercising any of its rights, powers and discretions unless and until instructed to do so, and as to the manner of doing so, by the Majority Lenders, and refrain from acting upon any instructions to take enforcement action until it has been indemnified or secured to its satisfaction against any liabilities, costs and expenses which it may incur;

(d) (but shall not be obliged to) in the absence of any instructions from the Majority Lenders (or, if appropriate, the Lenders), act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties;

(e) refrain from taking any action which in its opinion would or might contravene any law or regulation or render it liable to any person, and do all things which in its opinion may be necessary in order to comply with any law or regulation;

(f) if any Finance Party owes an amount to the Facility Agent under any Finance Document, after giving notice to that Finance Party deduct an amount not exceeding the amount owed by the Finance Party from any payment which the Facility Agent would otherwise be obliged to make to that Finance Party under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed to the Facility Agent, and for the purposes of the Finance Documents that Finance Party shall be regarded as having received any amount so deducted;

(g) disclose to the other Finance Parties any information which, in the opinion of the Facility Agent, is received by it in its capacity as the Facility Agent;

(h) deduct from any amount received by it for the account of the other Finance Parties pro rata any unpaid fees, costs and expenses of the Facility Agent incurred by it in connection with the Finance Documents;

(i) assume that no Event of Default or Potential Event of Default has occurred, that any representation made by the Borrower in or in connection with any Finance Document is true and that no party is in breach of its obligations under any Finance Document unless the Facility Agent receives specific written notice to the contrary;

(j) rely upon any communication or document which it believes to be genuine and, as to any matters of fact which can reasonably be expected to be within the knowledge of any other party to any Finance Document, rely upon a certificate signed by or on behalf of that party;

(k) assume that each Lending Office is that identified in Schedule 1 until it has received from the relevant Lender or transferee a notice designating another office as its Lending Office and may act upon such notice until the same is superseded by a further such notice; and

(l) deposit any instruments, documents or deeds delivered to it with any bank or professional custodian or with its or any Finance Party’s legal advisers and shall not be liable for any loss thereby incurred in the absence of any negligence or willful default by it and the Facility Agent shall not be in any way liable for any loss incurred through the misconduct or default of such delegate.

15.7 No Liability to Finance Party. The Facility Agent shall have no liability or obligation to any other Finance Party:

(a) as a result of any failure or delay by the Borrower or any other party in performing its respective obligations under any Finance Document;

(b) for the authorization, execution, legality, validity, enforceability, effectiveness, genuineness or sufficiency of any Finance Document or any other document relevant to this transaction or for the collectability of any sum payable under any Finance Document;

(c) for:

(i) the accuracy or completeness of any other information supplied by any person at any time whether or not such information was or is circulated by the Facility Agent;

(ii) the accuracy of any representation, warranty or statement (whether written or oral) made in or at any time in connection with any Finance Document;

(d) to take any steps to ascertain whether an Event of Default or Potential Event of Default has occurred or whether the Borrower or any other party is otherwise in breach of any of its respective obligations or any representation or warranty under any Finance Document;

(e) to provide any credit or other information relating to the Borrower or any member of the Group or otherwise relating to the Facility, except as expressly stated in this Agreement;

(f) to account for any sum received by the Facility Agent (other than for the account of the other Finance Parties) by way of fees or reimbursement of expenses in connection with any Finance Document or for any benefit received by it arising out of any present or future banking or other relationship with the Borrower or any person connected with the Borrower;

(g) for any delay (or any related consequences) in crediting an account with any amount required to be paid by the Facility Agent under any Finance Document if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose;

(h) as a result of any act or omission by the Facility Agent or any director, officer, employee or agent of the Facility Agent in connection with the Facility, except in the case of the Facility Agent’s negligence or willful misconduct.

Each other Finance Party agrees that it will not seek to make any claim against any director, officer, employee or agent of the Facility Agent in respect of any of the matters described in this Clause 15.7.

15.8 No Liability to Borrower. The Facility Agent shall have no liability or obligation to the Borrower as a result of any failure or delay by any Finance Party or any other party in performing its respective obligations under any Finance Document.

15.9 Indemnity. The Lenders shall indemnify the Facility Agent upon demand from and against all claims, actions, liabilities, damages, penalties, losses, costs and expenses (including legal fees) which the Facility Agent may incur in any way relating to or arising out of any Finance Document or relating to or arising out of any action taken or omitted to be taken by the Facility Agent in seeking to protect, exercise or enforce the rights of the Finance Parties or otherwise in connection with the Facility, unless and to the extent that any of the foregoing results directly from the Facility Agent’s negligence or willful misconduct. The Lenders shall be severally liable under the foregoing indemnity in proportion to their respective Commitments in the Facility. The Borrower shall immediately on demand reimburse each Lender for any payment made under this Clause.

15.10 Acknowledgement by other Finance Parties. Each of the other Finance Parties acknowledges to and agrees with the Facility Agent that:

(a) it has itself been and will continue to be solely responsible for making its own independent analysis of and investigations into the status, creditworthiness, prospects, business, operations, assets and condition of the Borrower, any member of the Group and any other person referred to herein and for making its own decisions as to the entering into or the taking or not taking of any action in connection with this transaction; and

(b) it has not relied upon any representation or statement made by the Facility Agent as being an inducement to enter into any of the Finance Documents.

15.11 Certifications by Facility Agent. Where any provision of any Finance Document provides that the Facility Agent may certify or determine an amount or rate payable by the other Finance Parties or any of them, a certificate by the Facility Agent as to such amount or rate shall be conclusive and binding on each such other Finance Party in the absence of manifest error.

15.12 No Restriction of Business. The Facility Agent shall have the same rights and powers in its capacity as a Lender as any other Lenders and may exercise such rights and powers as if it was not acting as an agent in relation to any of the Finance Documents. The Facility Agent may engage in any banking or other business with the Borrower or any person connected with the Borrower and may treat as confidential, and shall not be obliged to disclose to any other Finance Party, any information which it receives in connection with such other business.

15.13 Resignation of Facility Agent. The Facility Agent may resign at any time by giving not less than thirty (30) days’ prior written notice to the Lenders and the Borrower. The Majority Lenders, on behalf of the Finance Parties, shall have the right to appoint a successor Facility Agent, but if they do not do so within the period of such notice the retiring Facility Agent may appoint a successor Facility Agent. The Facility Agent’s resignation shall not take effect until a successor Facility Agent has been appointed. Upon such appointment the successor Facility Agent shall succeed to and become vested with all the rights, powers, discretions and duties of the retiring Facility Agent and the retiring Facility Agent shall be discharged from any further duties and obligations hereunder. The parties to this Agreement agree to execute whatever documents may be necessary to effect such a change of Facility Agent. After any retiring Facility Agent’s resignation the provisions of this Clause 15 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Facility Agent.

15.14 Security Agent. The following provisions shall apply to the Security Agent in its capacity as trustee in relation to any of the Security Documents:

(a) the Security Agent:

(i) may accept without enquiry or objection such title as the Borrower may have to any assets which are subject to any of the Security Documents and shall not be liable for any lack of or defect in such title, whether apparent or not and whether capable of remedy or not;

(ii) shall not be liable for any omission or delay in giving notice to any third party, or effecting any filing or registration, or obtaining any authorization, or otherwise perfecting the security constituted by any of the Security Documents;

(iii) shall not be obliged to hold any share certificates, title or other documents relating to the assets charged under any of the Security Documents in its own possession or to take any steps to protect or preserve such documents, and may permit the Borrower (or its lawyers or representatives) to retain such documents in its possession if it is reasonable in the circumstances;

(iv) may procure that any investment or all or any part of the property and assets charged or assigned under the Security Documents, or the proceeds thereof, is held and/or registered in the name of its nominee;

(b) unless provided otherwise in any Security Document, monies which are received by the Security Agent and held by it as trustee in relation to any of the Security Documents may be invested in the name of or under the control of the Security Agent in any investment authorized by Singapore law for the investment of trust money by trustees or in any other investments which may be selected by the Security Agent, and if not otherwise invested such monies may be placed on deposit in the name of or under the control of the Security Agent at such bank or institution (including the Security Agent) and upon such terms as the Security Agent may think fit;

(c) each of the other Finance Parties authorizes the Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the Security Documents as trustee, as agent or as otherwise provided, and confirms that the Security Agent shall have an independent right to release from any Security Document any asset permitted to be disposed of under this Agreement or the relevant Security Document and authorizes the Security Agent to execute any document which is reasonably required to achieve the release of any property or asset subject to the relevant Security Document as permitted or required by the terms of this Agreement or the relevant Security Document;

(d) the Security Agent may appoint any person established or resident in any jurisdiction (whether a trust corporation or not) to act as a trustee or agent, either separately or jointly with the Security Agent, in relation to any of the Security Documents if the Security Agent considers that such an appointment is necessary or desirable for the purpose of conforming with any legal requirement in any relevant jurisdiction or otherwise for the purpose of holding, administering, protecting or enforcing any of the Security Documents, and any such trustee or agent shall have such powers and discretions (not exceeding those conferred on the Security Agent) and such obligations as shall be conferred or imposed on it by the Security Agent;

(e) in relation to any Security Document governed by a law other than Singapore law, each Finance Party:

(i) shall execute and deliver any Security Document which, under applicable law, cannot be entered into by the Security Agent on its behalf, for example, because the security constituted by the Security Document must be entered into by it as creditor having a pro rata claim of the claims secured thereby;

(ii) grants the Security Agent power of representation in relation to the execution, enforcement and administration of the Security Documents; and

(iii) shall enter into such notarial deeds or other deeds or documents as are required under any applicable law relating to the security constituted by the Security Documents to enable the Security Agent or another attorney-in-fact to execute any Security Document on such Finance Party’s behalf and administer and enforce such security;

(f) Clauses 15.6 to 15.13 shall also apply to the Security Agent as if references therein to the Facility Agent in its capacity as such were references to the Security Agent in its capacity as trustee in relation to any of the Security Documents.

15.15 No Partnership. Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership between any of the parties to this Agreement.

16. Amendment

Any amendment or waiver of any provision of this Agreement and any waiver of any default under this Agreement shall only be effective if made in writing and signed by or on behalf of the party against whom the amendment or waiver is asserted. For these purposes, any amendment or waiver which is made in writing by the Facility Agent at the direction of the Majority Lenders shall be binding on all Finance Parties, except that the written approval of all Lenders is required where that amendment or waiver relates to:

(a) an increase of the Facility or of any Lender’s Commitment or the length of the Availability Period or the Guarantee Period or the amount or currency of or the due date for any payment of principal or interest on the Facility;

(b) a reduction in the rate or rates of interest or any commitment or other fees or other amounts payable to the Lenders hereunder;

(c) any voluntary or mandatory prepayment;

(d) any amendment of the definition of “Majority Lenders” or of the provisions of this Clause;

(e) the provision of any guarantee of or security for the Borrower’s obligations under this Agreement or the release or amendment of any Security Document or the release of any security created thereby; or

(f) any provision of this Agreement which expressly requires the consent of all Lenders.

Any amendment affecting the rights of the Facility Agent or the Security Agent shall also require the consent of the Facility Agent or the Security Agent as appropriate.

17. Waiver and Severability

Time is of the essence of this Agreement but no failure or delay by any Finance Party in exercising any right, power or remedy hereunder shall impair such right, power or remedy or operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and do not exclude any other rights, powers and remedies provided by law. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Agreement, shall not be affected or impaired thereby.

18. Miscellaneous

18.1 Execution. This Agreement shall become effective as of the date hereof.

18.2 Entire Agreement. The Finance Documents constitute the entire obligation of the Finance Parties and supersede any previous expressions of intent or understandings in respect of this transaction.

18.3 Publicity. No announcement or other publicity in connection with this Agreement or relating in any way to the Facility shall be made or arranged except by the Facility Agent or with the Facility Agent’s prior written consent.

18.4 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts which when taken together shall be deemed to constitute one agreement.

19. Assignment AND Lending Offices

19.1 The Borrower. The Borrower shall not assign or transfer all or any part of its rights or obligations under this Agreement.

19.2 The Issuing Bank. The Issuing Bank shall not assign or transfer all or any part of its rights or obligations under this Agreement.

19.3 Assignment and Transfer by Lender. Any Lender (an “assignor lender”) may at any time, subject to (a) providing the Facility Agent with prior notice, and (b) the consent of the Issuing Bank assign and/or transfer to any one or more banks or other financial institutions (an “assignee lender”) all or any part of the rights, benefits and obligations of the assignor lender under or arising out of this Agreement, Provided that:

(a) if the assignor lender is an Initial Lender, it shall also obtain the prior consent of the other Initial Lender;

(b) the assignee lender shall, by delivery of such undertaking or agreement as the Facility Agent and the Issuing Bank may approve and prior to the assignment and/or transfer taking effect, agree to assume and perform that proportion of the assignor lender’s obligations hereunder as corresponds with the proportion of its rights hereunder so assigned and/or transferred;

(b) the Borrower shall execute and do all such transfers, assignments, assurances, acts and things as the Facility Agent or the Issuing Bank may require for perfecting and completing the assignment and/or transfer of such rights, benefits and obligations; and

(c) the assignor lender (and not the Borrower) shall reimburse the Facility Agent and the Issuing Bank upon demand for all reasonable costs, charges and expenses (including legal fees) incurred by it in preparing or approving any document as aforesaid or otherwise in connection with such assignment and/or transfer.

Upon the assignment and/or transfer taking effect (i) the assignor lender shall be released from such obligations and the Borrower and (if and to the extent applicable) the Finance Parties shall look only to the assignee lender in respect of such obligations and (ii) references in the Finance Documents to the assignor lender shall be construed accordingly as references to the assignee lender or the assignor lender, as relevant. All agreements, representations and warranties made herein shall survive any assignments made pursuant to this Clause and shall inure to the benefit of all assignee lenders as well as all assignor lenders.

19.4 Participations. A Lender may at any time grant one or more participations in its rights and/or obligations under the Finance Documents but no other party thereto shall be concerned in any way with any participation so granted.

19.5 Disclosure. A Finance Party may disclose to (a) any assignee, transferee or participant or potential assignee, transferee or participant, (b) any Holding Company of such Finance Party or (c) any Subsidiary of such Finance Party or of its Holding Company on a confidential basis such information about the Borrower as such Finance Party shall consider appropriate. Any Finance Party and any person to whom disclosure has been made pursuant to this Clause may also make such disclosures as may be required by any applicable law of Singapore or elsewhere.

19.6 Lending Offices. Each Lender shall act initially through its Lending Office specified in Schedule 1 and may act subsequently through any of its other offices as selected by it from time to time. A Lender shall promptly notify the Facility Agent of any change of its Lending Office.

19.7 No Increased Cost, Taxes or Deductions. The Borrower shall not become liable to pay any amount under Clause 7.1 (No Deductions or Withholdings) if and to the extent that the liability to pay that amount would arise at the time of, and solely as a result of, an assignment or transfer of rights, benefits or obligations or a change of Lending Office pursuant to Clause 19.3 (Assignment and Transfer by Lenders) or Clause 19.6 (Lending Offices), unless:

(a) Approval: the Borrower shall have previously requested such assignment, transfer or change; or

(b) Unlawfulness: it would have been or would have become unlawful for the Lender which has transferred such rights, benefits or obligations or changed its Lending Office to have continued to participate in the Facility or to have continued to do so through its previous Lending Office.

20. Notices

20.1 Delivery. Each notice, demand or other communication to be given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other parties):

To the Borrower:	KULICKE & SOFFA (S.E.A.) PTE. LTD.
6 Serangoon North Avenue 5
#03-16
Singapore 554910

Fax Number	: (65) 6880 9662
Attention	: Ho Siew Foong/ Conrad Wee

To the Facility Agent:	NATEXIS BANQUES POPULAIRES
SINGAPORE BRANCH
50 Raffles Place #41-01
Singapore Land Tower
Singapore 048623

Telephone No.	: (65) 6224 1455
Fax Number	: (65) 6224 8651
Attention	: Karen Lim/ Kelly Yan

and to the Lenders at their respective Lending Offices.

20.2 Deemed Delivery. Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address, (b) if given or made by fax, when despatched with electronic confirmation of complete and error-free transmission, Provided that, if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

20.3 Facility Agent. All communications between the Lenders and the Borrower and/or the Issuing Bank in relation to this Agreement shall be made through the Facility Agent.

20.4 Language. Each notice, demand or other communication hereunder and any other documents required to be delivered hereunder shall be either in English or accompanied by a certified translation thereof into the English language.

21. Governing Law and Jurisdiction

21.1 Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Singapore.

21.2 Jurisdiction. The Borrower irrevocably agrees for the benefit of each of the Finance Parties that any legal action or proceeding arising out of or relating to this Agreement may be brought in the courts of Singapore and irrevocably submits to the non-exclusive jurisdiction of such courts.

21.3 No Limitation on Right of Action. Nothing herein shall limit the right of the Finance Parties to commence any legal action against the Borrower and/or its property in any other jurisdiction or to serve process in any manner permitted by law, and the taking of proceedings in any jurisdiction shall not preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

21.4 Waiver; Final Judgment Conclusive. The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the choice of Singapore as the venue of any legal action arising out of or relating to this Agreement and agrees not to claim that any court thereof is not a convenient or appropriate forum. The Borrower also agrees that a final judgment against it in any such legal action shall be final and conclusive and may be enforced in any other jurisdiction, and that a certified or otherwise duly authenticated copy of the judgment shall be conclusive evidence of the fact and amount of its indebtedness.

21.5 Waiver of Immunity. The Borrower irrevocably and unconditionally waives any immunity to which it or its property may at any time be or become entitled, whether characterized as sovereign immunity or otherwise, from any set-off or legal action in Singapore or elsewhere, including immunity from service of process, immunity from jurisdiction of any court or tribunal, and immunity of any of its property from attachment prior to judgment or from execution of a judgment.

IN WITNESS whereof this Agreement has been executed by the parties hereto as of the date stated at the beginning of this Agreement.

SCHEDULE 1

THE INITIAL LENDERS

Name and Lending Office		Commitment

NATEXIS BANQUES POPULAIRES		US$12,000,000
SINGAPORE BRANCH

50 Raffles Place #41-01
Singapore Land Tower
Singapore 048623

Telephone No. :	(65) 6224 1455
Fax No. :	(65) 6224 8651
Attention :	Clara Hang

ARAB BANK plc		US$5,000,000
SINGAPORE BRANCH

Arab Bank plc, Singapore Branch
80 Raffles Place #32-20
UOB Plaza 2
Singapore 048624

Telephone No. :	(65) 6533 0055
Fax No. :	(65) 6532 2150/ (65) 6435 5803
Attn :	Lynette Boey/ Wong Fook Keong

SCHEDULE 2

FINANCIAL UNDERTAKINGS

The Borrower undertakes and agrees with each of the Finance Parties throughout the continuance of this Agreement and so long as any sum remains owing hereunder that the Borrower will, unless the Majority Lenders otherwise agree in writing, ensure that:

(a) the Total Net Worth shall not at any time be less than twenty nine million United States of America Dollars (US$29,000,000);

(b) the ratio of Total Liabilities to Total Net Worth shall not at any time exceed 2:1;

(c) the ratio of EBITDA to Interest Expense shall not at any time be less than 2.25:1;

(d) the ratio of Total Current Assets to Total Current Liabilities shall at all times exceed 1.2:1.

The financial covenants set out in paragraphs (a) to (d) shall be tested on a semi-annual basis based on the Borrower’s financial year.

“Borrowed Money” means indebtedness (other than ordinary trade indebtedness) incurred in respect of (a) money borrowed or raised, (b) any bond, note, loan stock, debenture or similar instrument, (c) acceptance credit, documentary credit or commercial paper facilities, (d) deferred payments for assets or services acquired, (e) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (f) guarantees, bonds, standby letters of credit or other instruments issued in connection with the performance of contracts, (g) receivables sold or discounted otherwise than on a non-recourse basis, (h) any other transaction having the commercial effect of borrowing or raising of money (including forward sale or purchase agreements) and (i) guarantees or other assurances against financial loss in respect of Borrowed Money of any person falling within any of (a) to (h) above;

“EBITDA” means, in relation to the Borrower, in respect of any financial year, its earnings before Interest Expense, taxation, depreciation and amortization after exceptional items, determined by reference to the Relevant Financial Statements;

“Relevant Financial Statements” means, at any particular time, the then latest financial statements of the Borrower delivered to the Facility Agent pursuant to Clause 11.1(a) (Financial and other Information);

“Total Current Assets” means the amount equal to the aggregate of the assets of the Borrower which, in accordance with generally accepted accounting principles in Singapore, would be classified as current assets;

“Total Current Liabilities” means the amount equal to the aggregate of the liabilities of the Borrower which, in accordance with generally accepted accounting principles in Singapore, would be classified as current liabilities;

“Total Interest Expense” means, for any period, the aggregate interest expense, fees and other payments of a similar nature accrued or due from the Borrower in respect of Borrowed Money (determined in accordance with generally accepted accounting principles in Singapore), but in any event including:

(a) interest on bank borrowings, guaranteed convertible and exchangeable notes and other loan payable;

(b) capitalized interest;

(c) the amount of all amortization, discounts and similar allowances on the issue or disposal of guaranteed convertible and exchangeable notes and other debt instruments;

(d) all finance charges under finance leases, and hire purchase agreements of a financing nature;

(e) the amount in the nature of interest payable in respect of any shares other than equity share capital;

(f) the net amount payable in respect of any interest hedging arrangements of a financing nature;

(g) non-cash interest payments or accruals, or commissions, discounts, other fees and charges owed with respect to letters of credit and bankers acceptance financing and net cost associated with swap agreements; and

(h) all other expenses and amounts that are required by generally accepted accounting principles in Singapore to be treated as interest,

but without deducting any Total Interest Income earned from any banks;

“Total Interest Income” means, for any period, the aggregate interest income in respect of indebtedness (determined in accordance with generally accepted accounting principles in Singapore) owing to the Borrower, but in any event including interest income on redeemable convertible notes owned by the Borrower;

“Total Liabilities” means the total liabilities of the Borrower calculated by reference to the Relevant Financial Statements and in accordance with generally accepted accounting principles in Singapore and shall, insofar as not otherwise taken into account, be deemed to include the following:

(a) all indebtedness of the Borrower, including indebtedness under this Agreement, but excluding shareholders’ loans to the Borrower which are subordinated to all other indebtedness of the Borrower;

(b) all actual liabilities of whatsoever nature of the Borrower including but not limited to any premium mandatorily payable on redemption of any indebtedness, all contingent liabilities incurred in respect of any indebtedness of any person other than the Borrower, and all other liabilities in the nature of guarantees to the extent that such liabilities are required to be included under generally accepted accounting principles in Singapore, provided that no liability shall be included in the calculation of Total Liabilities more than once; and

“Total Net Worth” means the aggregate of:

(a) the amount for the time being paid up or credited as paid up on the issued share capital of the Borrower; and

(b) the amounts for the time being standing to the credit of the capital and revenue reserves of the Borrower including any share premium account, capital redemption reserve fund, property valuation reserve (where the revaluation in question is in accordance with a report of a professional valuer approved by the Facility Agent) and profit and loss account;

(c) shareholders’ loans to the Borrower which are subordinated to all other indebtedness of the Borrower,

(d) the sum equal to the AFW Payables Amount;

all as shown in the Relevant Financial Statements, but after:

(i) deducting therefrom (if not otherwise deducted) any amounts attributable to intangible assets, including goodwill, distribution rights and intellectual property, and the amount of any debit balance on profit and loss account;

(ii) deducting therefrom a sum equal to the amounts by which the book value of any assets (not being current assets) of the Borrower are written up (other than as a result of any change in currency exchange rates) after the date of this Agreement; for the purpose of this definition any increase in the book value of any asset resulting from their transfer by any of its Subsidiaries to the Borrower shall be deemed to result from a writing up of the book value of such asset;

(iii) deducting therefrom any amount distributed or proposed to be distributed to persons other than the Borrower out of profits accrued on or before the date of, and not provided for in, the Relevant Financial Statements;

(iv) making such other adjustments (if any) as the Borrower’s auditors consider appropriate.

SCHEDULE 3

THE CHARGED ACCOUNTS

Name of Bank	Account Name	Currency of Account
Natexis Banques Populaires, Singapore Branch	Kulicke & Soffa (SEA) Pte Ltd	Singapore Dollar

Natexis Banques Populaires, Singapore Branch	Kulicke & Soffa (SEA) Pte Ltd	Dollar

Natexis Banques Populaires, Singapore Branch	Kulicke & Soffa (SEA) - (K&S Packaging Materials)	Dollar

EXECUTION

THE BORROWER

SIGNED for and on behalf of	)
KULICKE & SOFFA	)	/s/ Ho Siew Foong
(S.E.A.) PTE. LTD.	)	(Signature)
by	)

THE ISSUING BANK

SIGNED for and on behalf of	)
NATEXIS BANQUES POPULAIRES	)	/s/ Clara Hang	/s/ Philippe Petitgas
SINGAPORE BRANCH	)	(Signature)	(Signature)
by	)

THE INITIAL LENDERS

SIGNED for and on behalf of	)
NATEXIS BANQUES POPULAIRES	)	/s/ Clara Hang	/s/ Philippe Petitgas
SINGAPORE BRANCH	)	(Signature)	(Signature)
by	)

SIGNED for and on behalf of	)
ARAB BANK plc	)	/s/ Loke Puh Lam	/s/ Christopher Cheong
SINGAPORE BRANCH	)	(Signature)	(Signature)
by	)

THE FACILITY AGENT

SIGNED for and on behalf of	)
NATEXIS BANQUES POPULAIRES	)	/s/ Clara Hang	/s/ Philippe Petitgas
SINGAPORE BRANCH	)	(Signature)	(Signature)
by	)

THE SECURITY AGENT

SIGNED for and on behalf of	)
NATEXIS BANQUES POPULAIRES	)	/s/ Clara Hang	/s/ Philippe Petitgas
SINGAPORE BRANCH	)	(Signature)	(Signature)
by	)

APPENDIX 1

FORM OF GUARANTEE REQUEST

From:	KULICKE & SOFFA (S.E.A.) PTE. LTD.
To:	NATEXIS BANQUES POPULAIRES, SINGAPORE BRANCH

                 200

Dear Sirs,

US$17,000,000 GUARANTEE ISSUANCE FACILITY AGREEMENT dated [            ] 200

We refer to the above Guarantee Issuance Facility Agreement, and hereby request that a Guarantee in the amount of US$                 be issued on                  in favor of AGR Matthey according to the following wording:

QUOTE:

To:	AGR Matthey
Horrie Miller Drive
Newburn
Western Australia, 6104

Guarantee No. [            ]

In consideration of AGR Matthey of Horrie Miller Drive, Newburn, Western Australia, 6104, granting a gold lease facility (pursuant to the Sale and Buyback of Fine Metal Agreement dated             ) (the “SBFMA”) to Kulicke & Soffa (S.E.A.) Pte. Ltd. of 6 Serangoon North Avenue 5, #03-16, Singapore 554910 (hereinafter referred to as “the Accountee”), we, Natexis Banques Populaires, Singapore Branch hereby unconditionally guarantee to pay to AGR Matthey on receipt of written demand from time to time any sum or sums which may be demanded by AGR Matthey up to a maximum aggregate amount which is the lesser of:

(a) US$17,000,000; and

(b) that amount which is equivalent to one hundred and eleven percent (111%) of the value of Gold supplied by AGR Matthey to the Accountee under the SBFMA, calculated in accordance with the terms of the SBFMA.

Demand under this Guarantee may be made only once.

Payment under this Guarantee may be made, at the sole discretion of Natexis Banques Populaires, Singapore Branch either in cash or in gold (in granule and/or scrap and/or bar and/or wire form). Any gold delivered to AGR Matthey as payment under this Guarantee shall be valued on terms similar or better than that offered by AGR Matthey to the Accountee under the SBFMA.

This Guarantee shall remains in full force and effect until the Expiry Date, whereupon this Guarantee shall be void and of no effect and Natexis Banques Populaires, Singapore Branch’s liability hereunder shall cease absolutely. All and any claims which has arisen and/or accrued prior to the Expiry Date must be presented to Natexis Banques Populaires, Singapore Branch through tested telex/ authenticated swift at the latest within fifteen (15) days of the Expiry Date in order to be taken into consideration.

For the purposes of this Guarantee, the term “Expiry Date” means the date which is the earlier of:

(i)	[please insert the date which is 24 months after the date of the issue of the first Guarantee]; and

(ii)	the date on which a demand is made by AGR Matthey under this Guarantee.

This Guarantee is not transferable or assignable in whole or in part.

This Guarantee shall be governed by and construed in accordance with the laws of the Singapore and the courts of Singapore shall have exclusive jurisdiction.

(place and date)

Natexis Banques Populaires, Singapore Branch

UNQUOTE

We confirm that:

(a) the representations and warranties set out in clause 10.1 of the Guarantee Issuance Facility Agreement, repeated with reference to the facts and circumstances subsisting at the date of this notice, remain true and correct; and

(b) no Event of Default or Potential Event of Default has occurred which remains unwaived or unremedied.

Terms defined in the Guarantee Issuance Facility Agreement have the same meanings when used in this notice.

For and on behalf of
KULICKE & SOFFA (S.E.A.) PTE. LTD.